AMENDMENT NO. 1 TO THE

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

VIATAR CTC SOLUTIONS INC.

VIATAR CTC SOLUTIONS INC., a Delaware corporation (the “Corporation”), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby certify that:

First:           The name of the Corporation is Viatar CTC Solutions Inc.

Second:    The Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock of the Corporation was filed with the Secretary of State on February 24, 2016.

Third:   Section 1 of the Certificate of Designation is hereby amended to include the following:

“ASX Financing” shall mean an offering of the Company’s Common Stock or Common Stock Equivalents on the Australian Securities Exchange which closes by December 12, 2016.

“ASX Listing Rules” means the listing rules of the Australian Securities Exchange, as amended from time to time.

“Common Stock Equivalents” means any securities of the Company or the subsidiaries of the Company, whether or not vested or otherwise convertible or exercisable into shares of Common Stock at the time of such issuance, which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants, Chess Depositary Interests, or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Official List” shall mean the official list of the Australian Securities Exchange as defined in the ASX Listing Rules

“Trading Market” shall mean all markets or exchanges worldwide on which the Common Stock or Common Stock Equivalents of the Company is listed or quoted for trading on the date in question including, but not limited to, the Australian Securities Exchange, the OTC Markets,  the New York Stock Exchange, NYSE MKT, NASDAQ Capital Market, NASDAQ Global Market and  NASDAQ Global Select Market.

“Trading Market Price” shall mean the price at which the Common Stock (or the equivalent value per share of Common Stock implied by the price of the Common Stock Equivalents) of the Company trades on any Trading Market.

Fourth:

Section 4 of the Certificate of Designation is hereby amended and restated as follows:

The Holders shall have the right to vote on any matter submitted to a vote of holders of Common Stock, voting together with Common Stock as one (1) class at any time while the Company is not admitted to the Official List. While the Company is admitted to the Official List, the rights of Holders to vote shall be restricted to voting on matters permitted by the ASX Listing Rules.  The Holders shall be entitled to the same notice of any regular or special meeting of the shareholders as may or shall be given to holders of Common Stock entitled to vote at such meetings.  Each share of Series B Preferred Stock will entitle its Holder to one (1) vote (subject to proportional adjustment in the event of any stock split, stock dividend, or similar transaction).  As long as any shares of Series B Preferred Stock are outstanding, the Company may not, without the affirmative vote of the Holders of 50.1% of the then outstanding shares of the Series B Preferred Stock, alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock. Nothing in the foregoing sentence shall impede a change in the Company’s certificate of incorporation, by laws or other charter documents (including a change in authorized shares of Series B Preferred Stock) which does not have such adverse effect.

Fifth:

Section 7(b) of the Certificate of Designation is hereby amended and restated as follows:

b)     Subsequent Equity Sales.

1.

If the Company, at any time while the Series B Preferred Stock is outstanding, either (a) during any twelve month period, sells Common Stock or Common Stock Equivalents for aggregate gross proceeds of more than $1,000,000 or (b) after the Effective Date sells Common Stock or Common Stock Equivalents for aggregate gross proceeds of more than $2,000,000, in either case at an overall Effective Price per Share which is less than the Conversion Price then in effect, in each such case the Conversion Price in effect immediately prior to such issue or sale will be automatically reduced to such lower Effective Price Per Share (calculated based on the overall Effective Price Per Share for all such sales during the measurement period) effective on the last day of such measurement period; provided, however, that this subsection 7(b)(1) will not apply to issuances of Common Stock or Common Stock Equivalents to employees, agents, consultants or other persons or entities for services rendered.

2.

In the event of the ASX Financing in which Common Stock or Common Stock Equivalents are sold for a gross price per share which is less than the Conversion Price, subsection 7(b)(1) shall only be applicable at the end of the six month period after the closing of the ASX Financing; and then only if the Common Stock or Common Stock Equivalents of the Company have not traded on any Trading Market at a closing price per share at or above the Conversion Price for a period of ten consecutive Trading Days during such six month period.

Sixth: The foregoing Amendment of the Certificate of Designation was duly authorized by the Board of Directors of the Corporation and by the written consent of the holders of a majority of the shares of Series A and Series B Preferred Stock.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment on behalf of the Corporation this 7th day of June 2016.

VIATAR CTC SOLUTIONS INC.

By:/s/ Ilan Reich

     Ilan Reich

     President, Chief Executive Officer and

     Chief Financial Officer